Exhibit 10.2

Agreement for the Provision of Management Services

Made and entered into as of 02/22/2021

Between:	Yetsira Holdings Ltd., Private Company registered No. 515755643
From 7 Menachem Begin Street, Ramat Gan
(Hereinafter: “the Company” or “Yetsira”)

On the one hand;

And:	The Manager Yaniv Aharon	ID no. 037244365
From 2/c Geiger Street, Tel Aviv
(Hereinafter: “the Manager”)

On the other hand;

Whereas:	the Company serves as the holding company of an Investment House, including holding companies with permits or licensed by the Israel Securities Authority (hereinafter: “the Investment House”); and

Whereas:	the Company is interested that the Manager will provide to the Company and / or any of the companies of the Investment House management services as set forth in this Agreement (hereinafter: the “Services”), in return for and under the terms set forth in this Agreement; and

Whereas:	the Manager is interested in providing the services, as requested by the Company, according to the consideration and terms set forth in this Agreement; and

Whereas:	the Manager was offered to contractually enter into an Agreement with the Company as a salaried employee, however, the Manager, for various personal reasons (including financial and fiscal), chose to enter into an Agreement with the Company as an independent contractor, and the parties explicitly state that a fundamental condition for contracting them is that no employer-employee relationship exists, and that only a contractor-client relationship exists between the parties for all intents and purposes; and

Whereas:	the parties wish to set and regulate the terms of their contractual engagement, their obligations and rights in connection with the provision of the services through this Agreement;

Therefore, it is stated, Stipulated and agreed between the parties as follows:

1. General, definitions

1.1.	The introduction to this Agreement forms an integral part of this Agreement.

1.2.	The section headings in this Agreement are for convenience only and should not be construed as interpretive.

1.3.	In the event of a conflict between the provisions of this Agreement and the provisions of another Agreement in which the Manager and the Company entered into, the more specific provisions of the other Agreement shall prevail, where such provisions have been established, in relation to specific provisions set forth in this Agreement. However, with regards to general provisions, the provisions of this Agreement shall prevail.

2. The nature of the Agreement

2.1.	Yetsira wishes the Manager to provide the Company and any of the companies of the Investment House with services, and the Manager hereby undertakes to provide the services, as requested by the Company, and in this respect, of service providing, the Investment House and the Company are same.

2.2.	The Services will be provided by the Manager only in person and he will not delegate and / or transfer his obligations under this Agreement.

2.3.	As part of his services, the Manager will serve as the Company’s CEO

2.4.	In providing the services, the Manager will be subordinate to the Management Board of the Company to which he will provide services and to the General Manager of the parent Company, Creations, as applicable and according to the position he holds.

3. Statements of the Manager

The Manager hereby declares as follows:

3.1.	That he possesses the knowledge, experience, skills and qualifications required for the provision of the services and for the performance of his obligations under the terms of this Agreement.

3.2.	That he is unaware of the existence of any circumstances that arise and / or may arise to a defect in reliability, as specified in the list of circumstances published on the Securities Authority’s website as of the date of signing this Agreement and / or from the provisions of section 27 (c) of the Investment Consulting Regulation Law, Investment Marketing and Investment Portfolios Management Law, 5755-1995 and / or the provisions of section 13A of the Joint Investments Trust Law, 5754-1994 (the above circumstances, as updated on the website of the Securities Authority from time to time, shall be referred to below as “circumstances that arise to a defect in reliability”).

3.3.	That there is no prohibition, restriction or prevention whatsoever, by virtue of any law and / or Agreement, for the Manager, to enter into this Agreement and fulfill his obligations thereunder and that signing this Agreement and the provision of services and performance of his obligations under this Agreement will not constitute a breach of any other Agreement or obligation to which he is a party.

3.4.	That he has reviewed and is familiar with all regulations and legal provisions relating to the provision of Services under this Agreement and that he is knowledgeable and meets all the requirements and conditions involved in the provision of the Services, and will act in accordance with Company procedures as presented to him and as they will be effective from time to time.

3.5.	That he is registered as a self-employed person with Income Tax Authority and with the National Insurance Institute and that he is registered with VAT as a Licensed Dealer.

3.6.	That he is a holder of an Investment Portfolio Management License and that he will continue to be registered as such a licensee under companies of Yetsira Group.

3.7.	That he has been given an adequate opportunity to receive appropriate legal advice with respect to his signing of this Agreement and in particular with respect to section 7 below and its possible implications.

4. Obligations of the Manager

The Manager hereby undertakes as follows:

4.1.	To do his utmost for the benefit of the Company and to devote to this end the best of his drive, vigor and efforts.

4.2.	In providing the services, to make use of his skills, proficiency, knowledge and experience for the benefit of the Company and its advancement.

4.3.	To fulfill its obligations and provide the services under this Agreement with integrity, dedication, complete loyalty, proficiency and skills required by and under this Agreement, in order to fulfill the Company’s interests and maximize its profits, and to refrain from any acts and/or omissions that may harm the Company and/or its associated companies and/or the Investment House, or contradict their direct and / or indirect interests, and to avoid any action and / or omission that may lead to a situation of conflict of interest in relation to his positions and occupations in the Company.

Without derogating from the generality of the foregoing, the Manager undertakes to act, in the provision of the Services, in accordance with the Company policy and working procedures, as determined from time to time and subject to the provisions of any law.

4.4.	To notify the Company’s Board of Directors in writing immediately and without delay, of any matter or issue in which he has a personal interest and / or may create a conflict of interest with the provision of the services subject to this Agreement, and to act in connection with the same matter as directed by the Company’s Board of Directors in order to resolve this matter as quickly as possible.

4.5.	To notify the Board of Directors immediately upon the existence of circumstances that constitute and / or may constitute circumstances that arise to a defect in reliability.

5. The Services

5.1.	The scope of services will change from time to time in accordance with the needs of the Company and in coordination with the Manager.

5.2.	Without derogating from what is stated below regarding the consideration, and despite the fact that the Agreement between the Manager and the Company is by way of Contractor - Client, it is clarified that the Company undertakes to include the Manager in the Company’s Professional Liability Insurance Policy and Directors and Officers (D&O) Liability Insurance.

6. The Consideration

6.1.	In return for the provision of the services, and as long as they are provided, and the fulfillment of all the obligations of the Manager in accordance with what is stated in this Agreement, the Company undertakes to pay the Manager a monthly consideration, as specified in Appendix A (hereinafter: “the Consideration”).

6.2.	In addition, the Manager will be entitled to additional remuneration and bonuses in respect of the activities of the Company or the Investment House, as specified in Appendix A, insofar as he is entitled in accordance with the appendix.

6.3.	The Manager will be entitled to reimbursement of reasonable business expenses as part of the provision of services, such as: parking expenses, accommodation and hospitality expenses, travel expenses, board and lodging, per diem outside of Israel, mobile phone, etc., all as determined by the Company’s Board of Directors from time to time and subject to these determinations.. Where such expenses have been approved, as stated, the Company will pay the Manager the reimbursement of expenses against receipts presented by him, the Company will provide the Manager with a credit card for his use in order to make the payments for which he is entitled to reimbursement of expenses, in accordance with rules determined by the Board.

6.4.	The consideration will be paid to the Manager by the Company up to 15 per calendar month, against presentation of a tax invoice and / or lawful receipts by the Manager. Also on this date, reimbursement of expenses, as stated in this agreement, will be paid for invoices and / or receipts submitted by the Manager to the Company until the last day of the past calendar month, to the extent that such expenses are permitted in accordance with the provisions of the Agreement. The Manager will attach a monthly expense statement to the invoices / receipts.

7. Absence of employee-employer relationship

7.1.	It is agreed that a contractor-client relationship will prevail between the Company and the Manager, and any right that the Company has to supervise and / or visit and / or give instructions is only a means of ensuring the performance of the Manager’s obligations under this Agreement, and does not create an employee-employer relationship between the Company and the Manager.

7.2.	The Manager is aware that a prerequisite and fundamental condition for the parties to enter into this Agreement is the statements and obligations according to which the parties do not wish to establish and do not establish an employee-employer relationship between the Manager and the Company or Investment House. In this regard, the Manager declares that he is aware that the Company would not have agreed to enter into an Agreement with the Manager in this Agreement, and pay the Manager the consideration specified in this Agreement, if it believed that there would be an employee-employer relationship between the Company or the Investment House and the Manager.

7.3.	In light of the aforesaid, the consideration paid to him from the date of commencement of the contract between him and the Company includes all payments due to him (in terms of cost to the Company), and the Manager does not have and shall not have any employee rights in the Company or Investment House in any way and form, and the Manager shall not be entitled to payment and / or compensation and / or benefit from the Company or an Investment House in connection with the performance of its obligations under this Agreement and / or any provision given thereunder and / or any instruction given in accordance with it and / or in connection with the termination of this Agreement for any reason, and all unless otherwise stipulated in this Agreement. It should also be clarified that if the Manager had been an employee of the Company, he would have been paid a significantly reduced consideration and at a rate of 70% of the consideration paid as stipulated in this Agreement, with the addition of legal provisions.

7.4.	The Manager will arrange for himself pension insurance that will not be less than the minimum pension insurance requirements required for all employees in the economy (at the time of signing this Agreement in accordance with the Comprehensive Pension Insurance Expansion Order) this, for the full consideration paid to him.

7.5.	It is hereby clarified and agreed upon by the parties that, if notwithstanding the foregoing, it is determined by any competent authority (including a court, tribunal, tax authority, etc.) that an employee-employer relationship existed between the Company or Investment House and the Manager; the following cumulative provisions shall apply:

	7.5.1.	Instead of the consideration paid to the Manager under this Agreement, there will be a reduced consideration which will be 70% (of the consideration paid to the Manager), plus social rights in accordance with the minimum required by law, for the period of this Agreement (hereinafter: “the reduced consideration”).

	7.5.2.	The Manager shall be deemed (in accordance with the matter in question) to be entitled only to the retroactively reduced consideration from the date of commencement of the Agreement between the parties, and to the extent the Company is required to pay additional consideration for payments made to the Manager, the Manager shall indemnify the Company for such payments.

7.6.	The Manager declares that his entering into this Agreement as an independent contractor was made at his request and in accordance with his wish and requirement, and after the Company offered him to work within it as a salaried employee, an offer rejected by him.

7.7.	The Manager also declares that he knows and understands the differences between the status of an independent contractor and the status of an employee and the difference between the compensation paid to him in accordance with this Agreement and the salary he would have been paid if he had been hired by the Company as a salaried employee.

In addition and without derogating from the above, the Manager shall be solely responsible, including towards the Company, for making all payments to the authorities including the various tax authorities, the National Insurance Institute etc. relating to the provision of the services by him. These payments will be made at the Manager’s expense out of the consideration paid to him by the Company.

8. The term of the Agreement and its expiration

8.1.	This Agreement is in effect from 01/07/20 (hereinafter: “the determining date”) until the date of its termination in accordance with the terms of this Agreement below. Insofar as the Manager was bound by the Company in a previous Agreement, this Agreement replaces the previous Agreement and comes in its place, as of the date of its signing.

8.2.	The Manager hereby agrees and undertakes to provide the Company with the Services in accordance with this Agreement, and the Company undertakes to employ the Manager, for a minimum period of 30 months (hereinafter: the “Minimum Period”) from the determining date, in the scope and conditions set forth in this Agreement. At the end of the period, the Agreement will be automatically renewed for another 12 months unless the Agreement is canceled as specified in section 8.4.

8.3.	Either party may terminate this Agreement with 3 months written notice, to the other party subject to section 8.2.

8.4.	It is agreed that the Company shall be entitled to terminate this Agreement immediately and at any time, even before the end of the Minimum Period and for the avoidance of doubt, even without the need for prior notice as stipulated in section 8.3 above, at its sole discretion and without prior notice and / or payment of any Consideration, in accordance of this Agreement, to the Manager, and this without prejudice to any other right and / or remedy given to the Company by law or Agreement, in any of the cases listed below:

8.4.1.	Termination of the Agreement due to its breach by the Manager - which has not been amended within 14 days from the date of receipt of the Company’s written notice.

8.4.2.	Causing damage by negligence, indifference or malice to an Investment House.

8.4.3.	The Manager will be convicted of a criminal offense or an administrative violation for violation of any of the provisions of the Securities Law, 5758-1968, Investment Consulting Regulation Law, Investment Marketing and Investment Portfolio Management Law, 5755-1955, Joint Investments in Trust Law, 5754-1994 and / or the Prohibition of Money Laundering Law, 5769-2000.

8.4.4.	Lack of medical capacity or death (GF) of the Manager.

For the purposes of this Agreement “lack of medical capacity” means: the incapacity of the Manager due to injury or illness, including mental illness, which prevents him from providing the services under this Agreement for more than 120 days, continuously or discontinuously, within a period of 6 (six months).

Provided that in the circumstances set forth in this Section 8.4.4 only, termination of the Agreement shall not prejudice any Consideration due to the Manager in respect of the period prior to the occurrence of the event set forth in this Section.

8.5.	Upon termination of the Agreement no compensation shall be paid to the Manager in respect of the termination of the Agreement, except for the payments under section 6 above, to the extent that the Manager shall be entitled to them under the terms of section 8.

8.6.	Upon termination of the Agreement for any reason, the Manager will return to the Company any document, equipment, etc. belonging to the Company, and will terminate the provision of services in an orderly and appropriate manner and if the Company requests it, will perform an orderly transfer of role and duties to its successor.

9. Confidentiality

9.1.	The Manager declares that he is aware that the knowledge and information provided to him and / or will be provided to him and / or that came to his knowledge and / or was prepared by him during and / or due to his employment with the Company and especially the information regarding the Company’s and / or Investment House’s business, suppliers, customers, employees, etc. and contracts with all of these, financial data about the companies and / or their customers and information about business and financial policy, technical or professional knowledge, commercial and economic knowledge, whatever their primary source, are the sole and exclusive property of the Company, are highly confidential and of great value for the Company and / or the Investment House, constitute professional and commercial secrets of the Company and / or the Investment House, and disclosures will cause damages and losses to the Company and / or the Investment House (hereinafter: “Confidential Information”).

9.2.	In accordance with the foregoing,, the Manager undertakes to maintain the Confidential Information in complete confidentiality and not to make any such use of the Confidential Information, in whole or in part, for the purposes of the Company and / or the Investment House and in accordance with the Company’s instructions and not to disclose and / or transmit, in any way and at any time the Confidential Information or any part therein, to any third party, except solely in accordance with the Company’s instructions, guidelines and approval, during its normal course of business, and not allow disclosures by others, either directly or indirectly, except as part of his employment with the Company and / or Investment House. Both during the period of his employment with the Company and after the termination, for whatever reason, of his employment with the Company, except for information that there is an obligation to disclose by law and information that has become public domain. Also, without prejudice to the generality of the foregoing, the Manager undertakes not to make any use of the Confidential Information (including any information constituting “inside information”), which may be used for any financial purpose, but incidentally and for the purpose of fulfilling the provision of services, to the extent necessary for this purpose. .

9.3.	The Manager shall also maintain confidentiality with respect to the terms of this Agreement and shall not disclose them to any third party without the Company’s consent. The foregoing shall not apply with respect to information required by a competent authority.

9.4.	The obligation under the above sections will apply indefinitely.

9.5.	The foregoing shall not apply in relation to information held by the Manager prior to the commencement of the contract with the Company, or to information obtained by the Manager from third parties or to information that is public information.

10. Non-Compete

10.1.	The Manager’s Non - Compete obligation set forth below will apply to the Manager during the term of this Agreement, and for a period of 6 months thereafter (the “Non-Compete Period”).

10.2.	During the Non-Compete Period, the Manager undertakes that he will not engage in or act in any way, directly or indirectly, by himself or through others, including by partnership or holding himself or through others in shares or rights in corporations, as a Manager, consultant, agent, broker or in any other manner not expressly recorded in this section, in an activity that is in the field of the declared or known activity of the Company and / or of the Investment House, unless expressly agreed otherwise in writing with the Company.

The “Area of Activity” in respect of this section “Area of Activity” shall be considered, in Israel: trust fund management including foreign fund Managers, portfolio management, investment management, nostro management, investment marketing / consulting, fund management even if they are not trust funds (such as hedge funds), underwriting, distribution, brokerage, insurance, pension management, pension consulting / marketing, and all whether it is performing operations, providing advice or accompaniment, all directly or indirectly.

10.3.	The parties agree that:

10.3.1.	In the event that the Company notifies the Manager of the termination of the contract, in accordance with section 8.3 (termination without reason), then until the date of termination of the contract the Company will pay the Manager the funds and bonuses due to him in accordance with Appendix A. while for the duration of Non-Compete the Company will continue to pay the Manager the monthly Consideration due to him in accordance with Appendix A only (that is, without the bonuses). It is clarified that the Manager’s waiver of the funds due to him (as far as applicable), will not release the Manager from his full obligations to Non-Compete under this Agreement.

10.3.2.	In the event that the Manager notifies the Company of termination of the contract, in accordance with Section 8.3 (termination without reason), then until the date of the termination of the contract, the Company will pay the Manager the funds and bonuses due to him in accordance with Appendix A, while for the duration of Non-Compete the Company will continue to pay the Manager 75% of the monthly Consideration due to him in accordance with Appendix A only (that is, without the bonuses). Nevertheless, the Company reserves the right not to pay the Manager the said amounts, against the release of his obligations to Non-Compete under this Agreement.

11. Non-solicitation

Without derogating from the generality of the aforesaid, the Manager undertakes that during the period of the engagement under this Agreement, and for 12 months thereafter:

11.1.	Not to contact and / or offer and / or cause and / or solicit the Company’s customers and / or the Investment House, their employees, suppliers or other service providers, not to contact the Company and / or the Investment House and / or to terminate or reduce their relationship with the Company And / or the Investment House and / or to make changes at the detriment of the Company and / or the Investment House in the terms of the Agreement between them and the Company and / or the Investment House.

11.2.	Refrain from employing the Company’s employees and / or the Investment House (or whoever was an employee of the Company and / or the Investment House when the said Manager ceased to be a Manager in the Company and / or the Investment House or six months before) and refrain from any business communications with the Company’s suppliers and customers and/or the Investment House (or whoever was a supplier or client of the Company and/or Investment House when the Manager ceased to provide services to the Company and/or the Investment House or six months before),and all directly and / or indirectly, by himself or through others, including by partnership or holding by himself or through others in shares or rights in corporations, as a Manager, consultant, agent or in any other way.

12. Intellectual Property

12.1.	The Manager declares and undertakes that all intellectual property rights created by him, whether written, printed or machine-readable and on any media alone or in collaboration with others, during the period of this Agreement, in the area of activity (hereinafter: “intellectual property rights”), are the exclusive property of the Company and / or the Investment House and there will be no right and / or claim of the Manager in connection with the Company’s rights in the Intellectual Property Rights.

12.2.	All documents transferred to the Manager and / or disclosed to him for the purpose and in the framework of the provision of the services under this Agreement or that will be created according to which, shall remain in the exclusive ownership of the Company and / or Investment House, as applicable.

12.3.	Upon termination of this Agreement for any reason, the Manager undertakes in accordance with the Company’s request, to return to the Company any work, materials, and / or items prepared or in the process of preparation for the Company and / or the Investment House as well as any written and / or descriptive material, including but notwithstanding the generality of the aforesaid, drawings, plans, descriptions and / or any papers, documents, films and tapes and / or any other media that contain any information about the Company and / or the Investment House and that are in the possession and / or supervision and / or control of the Manager. In the event of the loss of any item containing such information, the Manager undertakes to notify the Company in writing, immediately of both at the occurrence of the incident and at the time of the Company’s request as aforesaid.

12.4.	The Parties expressly declare and agree that the provisions of this Section 12 shall apply throughout the term of this Agreement and thereafter.

13. Miscellaneous

13.1.	Without derogating from the generality of the Manager’s obligations to the Company and / or the Investment House as stated in this Agreement, and for the avoidance of doubt, the provisions of this Agreement do not detract from obligations applicable to the Manager towards the Company and / or the Investment House by other Agreements.

13.2.	The parties may not assign their rights under this Agreement without the prior written consent of the other party.

13.3.	The terms of this Agreement fully reflect all that is agreed and conditioned between the parties with respect to the issues regulated therein and the parties shall not be bound by any assurances, promises, declarations, representations and oral or written commitments not included in this Agreement in relation to matters regulated therein and it replaces and cancels any representation, Agreement, negotiation, practice, memorandum of understanding, proposal, letter of intent or undertaking, drafts and wordings, which prevailed, were signed or exchanged (whether in writing or orally) in the said matters, between the parties, prior to the signing of this Agreement.

13.4.	Any addition and / or modification, amendment to this Agreement as well as any waiver, agreement, arrangement or grant of extension shall be valid only if made in writing and signed by the parties in accordance with and subject to the provisions of any law.

13.5.	No conduct of either party shall be construed as a waiver of any of its rights under this Agreement and / or under any law, or a waiver or consent on its part to any breach or non-fulfillment of any condition, unless the waiver, consent, rejection, change or revocation has been made explicitly and in writing, Signed by that party in accordance with and subject to the provisions of any law.

13.6.	If a party to this Agreement waives to the other for breach or non-compliance with one or more of the terms of this Agreement, this will not be deemed a justification or excuse for further breach or non-fulfillment of any terms of this Agreement and a party’s refusal to exercise any right under this Agreement and / or Under any law it will not be construed as a waiver of that right.

13.7.	Any payment to be paid under the provisions of this Agreement shall be paid after the party subject to the obligation to pay has been presented with a certificate of withholding tax or exemption from withholding tax, if and to the extent required by the provisions of any law, and in the absence of such exemption - net of any tax under the law.

13.8.	The exclusive local and substantive jurisdiction to hear any matter concerning the parties’ relationship and / or this Agreement shall be vested in the competent court in Tel Aviv, and there only.

13.9.	The addresses of the parties for the purposes of this Agreement are as set forth in the Introduction to this Agreement. Any written notice will be deemed to have been received by the consignee within 3 (three) business days from the date of delivery at the post office (unless proven otherwise) - if sent by registered mail at the above addresses and on the date of actual delivery in person - if delivered by the consignee.

13.10.	In the event that any provision of this Agreement is held to be invalid, unlawful or unenforceable, and subject to this provision not to nullify the primary purpose of this Agreement, it shall not invalidate the other provisions of this Agreement and / or affect the validity, legality or enforceability of the other provisions of this Agreement.

IN WITNESS WHEREOF the parties have signed:

/s/ Guy Nissensohn	/s/ Yaniv Aharon

Yetsira Holdings Ltd.	The Manager

Appendix A - The Consideration

1. The monthly Consideration

1.1	The Manager will be entitled to a monthly Consideration as specified below, in accordance with the scope of the assets managed by the Investment House from time to time, plus VAT (hereinafter: “the Gradation of the Consideration”):

Gradation of the volume of managed assets (in NIS million)	The monthly Consideration (in NIS, before VAT)
0-1,000	20,000
1,001-2,000	30,000
2,001-3,000	45,000
3,001-4,000	65,000
4,001+	85,000

1.2	With regard to the gradation of the Consideration, the following definitions shall apply:

“Volume of Assets under Management” - the total assets managed and / or actually advised in the Company and / or in the Investment House for clients, for which the Company and / or the Investment House are paid Consideration, including management fees and / or addition rate, including assets managed in active client accounts in a management Company Portfolios (including trust fund assets managed by such a portfolio Manager), assets managed by trust funds in a mutual trust fund management Company, and assets managed in hedge funds, all except cross-holdings that are neutralized in such a quorum, for example - assets managed in a trust fund and assets held in an account In the aforementioned mutual trust fund, all in accordance with the Company’s records in the following order of priority (where one system does not allow data production): Danel, Dohifat, Snapir, for the value of assets managed by the Company and companies in the Investment House on the last business day of the month prior to the month of payment of the Consideration.

1.3	For the avoidance of doubt, a place where a monthly Consideration has been set alongside any gradation of assets, it refers to the Consideration that the Manager is entitled to for that gradation and all the gradation below it, rather than accumulating gradations and being added on top of each other.

1.4	The monthly Consideration will be paid to the Manager at times as set forth in Section 6.4 of the Agreement.

2. Annual compensation from the profits

2.1.	In addition to the monthly Consideration, the Manager will be entitled to an annual bonus, starting in 2022, for the year 2021, onwards, in accordance with the Investment House’s EBITDA, according to the Investment House’s financial statements, all as detailed below.

“EBITDA” means profit before interest, taxes, depreciation and amortization according to the Company’s financial statements, provided that this value is positive.

“Financial statements” - the audited financial statements signed by the Company, in a particular year, in respect of the previous year.

2.2.	The annual bonus will be calculated as detailed below:

2.5% of the EBITDA value in respect of EBITDA in the range of NIS 2M to NIS 6M.
2.0% EBITDA for EBITDA of over NIS 6M.
1.0% of the EBITDA for EBITDA of over NIS 10M.
Provided that the annual bonus does not exceed, in any case, NIS 500,000 in any year.
For the avoidance of doubt, the bonus will be paid on the gradation, that is, the bonus due to the Manager for such a gradation is for the relevant gradation and as far as the second gradation is concerned, the calculation is for the excess amount above the previous gradation ceiling.
The annual bonus will be paid within 30 days from the date of approval of the financial statements by the Company’s Board of Directors.

3.	Stock-based incentive

3.1.	The Manager will be entitled to receive a share-based incentive (shares and / or stock options) immediately upon the formulation and approval of an incentive plan for officers and employees of the Company by the board of Directors..

4.	Compensation

4.1.	The Manager will be entitled to compensation as specified below in the event of termination of employment at the initiative of the Company.

4.2.	in the event of the sale of the Company and / or the controlling shareholder and / or the activity of the Company in Israel and/or spin-off of the activity will be considered as termination of the transaction initiated by the Company and as the functionary decided within 30 days from the date of the employment to waive his continued employment. A case of a change of control through the purchase of shares on the stock exchange will not be considered a change of control.

4.3.	In respect of compliance with section 6.1 or 6.2 the Manager shall receive compensation as specified below

4.3.1.	A grant of 2.0 months’ salary for each year of work.

4.3.2.	Maturing all the options granted to the Manager and turning them exercisable.

5. General

5.1.	All the payments mentioned above will be paid by the Company and / or the Investment House, plus VAT and against a lawful tax invoice.

5.2.	The Company’s books will form the basis for calculating the funds due to the Manager, and they will constitute prima facie evidence of their correctness.

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